EXHIBIT 97

POLICY RELATING TO RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

Each executive officer shall repay or forfeit, to the fullest extent permitted by law and as directed by the Board of Directors of the Company (the “Board”), any annual incentive or other performance-based compensation awards (“Awards”) received by him or her on or after December 1, 2023 if:

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the payment, grant or vesting of the Awards was based on the achievement of financial results that were subsequently the subject of an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements with respect to the Company’s financial statements filed with the Securities and Exchange Commission, on or after October 2, 2023.

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the amount of the incentive-based compensation received during the three years immediately preceding the date the Company is required to prepare an accounting restatement exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined by the restated amounts.

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the Board determines in its sole discretion that it is in the best interests of the Company and its shareholders for the executive officer to repay or forfeit all or any portion of the Awards.

The Board’s independent directors, as identified pursuant to applicable exchange listing standards, shall have full and final authority to make all determinations under this Policy, including without limitation whether the Policy applies and if so, the amount of the Awards to be repaid or forfeited by the executive officer. All determinations and decisions made by the Board’s independent directors pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company, its affiliates, its shareholders and employees.

Each award agreement or other document setting forth the terms and conditions of any annual incentive or other performance-based award granted to an executive officer shall be deemed to include the provisions of this Policy. The remedy specified in this policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company.

As adopted by the Governance, Nominating and Compensation Committee of the Board of Directors of the Company on December 1, 2023.